Exhibit 19.1

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Insider Trading Policy

Revised on November 20, 2024

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Contents

1.	Introduction	1
2.	Who is subject to this Policy?	1
Company Personnel		1
Family Members and Others Living in Your Household		1
Controlled Entities		1
Designated Persons		1
3.	Individual Responsibility	1
4.	What Is Insider Trading?	2
5.	What Securities are Subject to this Policy?	2
6.	Policy Prohibiting Insider Trading	2
7.	What is Material, Non-Public Information?	3
8.	When is Information Considered “Public”?	4
9.	Blackout Periods	4
10.	Insider Trading Compliance Committee	5
11.	Certain Additional Restrictions	5
Designated Persons		5
Pre-Clearance		6
Prohibited and Special Transactions		7
Transactions under Company Plans		8
Planned Trading Programs		8
Post-Termination Transactions		9
12.	Consequences of Violation	9
Appendix A		10
Appendix B		11
Appendix C		12

ii

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

1. INTRODUCTION

In order to take a proactive role in the prevention of insider trading violations by its officers, directors, employees, consultants, advisors, and other related individuals, the management of MSP Recovery, Inc. has adopted the policies and procedures set forth in this revised Insider Trading Policy (the “Policy”).

2. Who is subject to this Policy?

Company Personnel

This Policy applies to all directors, officers and employees of the Company and its subsidiaries and designated consultants (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel. The term “directors” refers only to the members of the Board of Directors of the Company (the “Board”), and not to members of the board of directors of any subsidiary or affiliate entities or employees with the functional job title “director.”

Family Members and Others Living in Your Household

This Policy applies to: (a) anyone who lives in the household of Company Personnel (whether or not family members) and (b) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships, whose transactions are subject to your influence or control (collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore should inform your Family Members of the need to confer with you before they trade in Company Securities.

Controlled Entities

This Policy applies to any entities or accounts, including corporations, partnerships, or trusts, that are under your influence or control, or are a beneficiary of you or your Family Members (collectively, “Controlled Entities”). Transactions by such Controlled Entities should be treated as if they were for your account or that of a Family Member for the purposes of this Policy and applicable securities laws.

Designated Persons

In addition, Designated Persons (as defined below) are subject to additional restrictions relating to the prohibition of purchases and sales of Company Securities.

3. Individual Responsibility

You are responsible for compliance with this Policy, including the determination of whether you are aware of material non-public information. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or violation of applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Questions about this Policy or any proposed transaction should be directed to the General Counsel. All references to General Counsel used herein shall mean the General Counsel or a designee thereof.

4. What Is Insider Trading?

Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information. Insider trading is illegal and prohibited by federal and state securities laws and this Policy.

5. What Securities are Subject to this Policy?

This Policy applies to purchases or sales of the Company’s securities (e.g., common stock, as well as warrants, options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material non-public information about that company as a result of your affiliation with the Company.

6. Policy Prohibiting Insider Trading

No Trading on Material Non-Public Information.

If you are aware of material non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities.

No Tipping.

If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” or communicates material non-public information (the “tipper”) to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.

Moreover, in the course of working for the Company, if you learn of material non-public information about a company with which the Company does business, including a client, vendor, supplier, or subcontractor of the Company, you may not trade in, take advantage of, or share information about that company’s securities until the information becomes public or is no longer material.

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

7. What is Material, Non-Public Information?

You should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that could be regarded as material are:

• A proposed acquisition, sale, joint venture, merger, tender offer or spin-off;

• Plans to enter a new line of business or discontinue a line of business;

• Plans to engage in a new marketing strategy or other major marketing changes;

• Large contracts, renewals and terminations;

• Projected future earnings, profits or losses;

• Adjustments to reported earnings;

• Changes to sales or earnings guidance or projections, if any;

• A significant expansion or cutback of operations;

• Purchases, sales or revaluations of Company assets;

• Significant changes to vendor or supplier pricing;

• Extraordinary management or business developments;

• Changes in executive management;

• Major lawsuits, legal settlements, or regulatory matters;

• Material cyber-security incidents or privacy breaches;

• The commencement or results of regulatory proceedings;

• The gain or loss of a major customer, supplier, licensee/licensor or vendor;

• Company restructuring;

• Borrowing activities (other than in the ordinary course), including contemplated financings and refinancings or defaults;

• A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

• The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;

• A change in pricing or cost structure;

• Major marketing changes;

• A change in auditors or notification that the auditor’s reports may no longer be relied upon;

• Commercialization of a significant new product, process, or service;

• The imposition of a ban on trading in Company Securities or the securities of another company;

• Significant transactions in Company Securities;

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

• Material weakness in internal controls of financial reporting; or

• Impending bankruptcy or the existence of severe liquidity problems.

8. When is Information Considered “Public”?

Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. The following are considered methods of public dissemination:

• A Form 8-K or other document filed with, or submitted to, the U.S. Securities and Exchange Commission (“SEC”);

• A press release; or

• A conference call or webcast of such a call that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD, as promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

By contrast, material non-public information is generally not considered to be publicly disseminated if it is:

• only provided to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors; or

• only communicated through internet forums, blogs, or social media (e.g., Twitter, Facebook or LinkedIn) or the Company’s website.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed since the day on which the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

9. Blackout Periods

Unless pursuant to a properly established Rule 10b5-1 Plan (as defined below), in order to prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on the basis of material non-public information, Company Personnel, their Family Members, and their Controlled Entities may not conduct transactions (for their own or related accounts) involving the purchase or sale of Company Securities during the following periods (the “Blackout Periods”):

• The period in any fiscal quarter commencing after the close of trading on the 15th day prior to the end of that quarter and ending after the first full trading day after public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day after the markets open, then such date of disclosure shall not be considered the first full trading day with respect to such public disclosure. For example, trading would be

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

permissible on a Tuesday following a Monday release before trading hours and on a Wednesday following a Monday release during or after trading hours.

• Any other period designated in writing by the General Counsel.

The occurrence of an event-specific Blackout Period could itself be, or otherwise imply the existence of, material non-public information. If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person.

If you have any question as to whether information is material or is publicly available, please err on the side of caution and direct an inquiry to the General Counsel.

10. INSIDER TRADING COMPLIANCE COMMITTEE

The Company has established an Insider Trading Compliance Committee (the “Insider Trading Compliance Committee”), consisting of three corporate attorneys, including General Counsel, Deputy General Counsel, and a third attorney to be designated annually. The duties of the Insider Trading Compliance Committee (in cooperation with the Company Personnel) shall include the following:

• administer this Policy and enforce compliance with Policy provisions;

• respond to inquiries relating to this Policy and its procedures;

• administer, monitor, and enforce compliance with federal and state insider trading laws;

• revise this Policy as needed to reflect changes in federal and state insider trading laws; and

• fulfill other responsibilities described herein.

No member of the Insider Trading Compliance Committee may trade in the Company’s securities unless the trade(s) have been approved by the other members of the Insider Trading Compliance Committee.

11. CERTAIN ADDITIONAL RESTRICTIONS

Designated Persons

All Designated Persons are subject to Pre-Clearance restrictions described herein. Designated Persons may not give trading advice of any kind about the Company, whether or not such Designated Person is aware of material non-public information.

The following are “Designated Persons”:

• All directors and executive officers of the Company as designated by the Board.

• Family Members and Controlled Entities of directors and executive officers of the Company.

• Persons holding the offices listed on Appendix A to this Policy, and their Family Members and Controlled Entities.

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

• Employees of Controlled Entities that participate in, or have non-public knowledge of: (i) pre-litigation due diligence; (ii) litigation and settlement strategies, and (iii) litigation and settlement communications and status.

• Such other persons as may be designated from time to time by the Company’s Legal Department (designated individuals will be identified and contacted by the General Counsel), and their Family Members and Controlled Entities.

Pre-Clearance

All Designated Persons must clear purchases or sales in Company Securities with the Insider Trading Compliance Committee before the trade may occur.

Designated Persons seeking to pre-clear a trade in Company Securities must notify the General Counsel in writing by submitting a Pre-Clearance Form (attached hereto as Appendix B) requesting approval to transact in Company Securities at least two (2) business days before the date of the proposed transaction. Designated Persons should be prepared to provide the dates on which the proposed transactions are expected to occur and to identify the broker-dealer or any other investment professional responsible for executing the trade.

The Insider Trading Compliance Committee will review Pre-Clearance Forms using the predetermined review criteria set forth in Appendix C, attached hereto, and either approve or reject the request to transact in Company Securities. The Insider Trading Compliance Committee shall be under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

General Counsel will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to their determination. If General Counsel has not responded to a request for pre-clearance, do not trade in the Company’s Securities. If approved, the transaction must occur within five (5) business days after receipt of approval (not including the day of receipt of such approval), so long as the transaction is not during a Blackout Period. If a pre-clearance request is rejected, refrain from transacting in Company Securities, and do not inform any other person of the rejection. Requests to transact in Company Securities during a Blackout Period will not be approved.

Designated Persons must also clear gifts to charities or other persons and other transfers of Company Securities with the Insider Trading Compliance Committee before the gift or other transfer is made.

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction, Designated Persons may not trade in Company Securities if they are aware of material, non-public information about the Company. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the General Counsel. In all cases, the responsibility for complying with this Policy, including whether an individual is in possession of material nonpublic information, rests with that individual, and any action on the part of the Company, the Company’s General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Prohibited and Special Transactions

In addition to the other restrictions and prohibitions contained in this Policy, Designated Persons may not:

Short-Term Trading: Sell any Company Securities of the same class during the six months following a purchase of any Company Securities of that class (or vice versa). Shares purchased through the Company’s equity plans and transactions with the Company are not subject to this restriction.

Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits directors and officers from engaging in short sales.

Publicly Traded Options: Engage in puts, calls, or other derivative securities, on an exchange or in any other organized market.

Pledging: Pledge, hypothecate, or otherwise encumber shares of Company Securities as collateral for indebtedness without approval from the Board. This includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.

Hedging: Purchase a financial instrument or entering into any transaction that is designed to hedge, establish downside price protection, or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities.

Standing and Limit Orders: Place standing or limit orders on Company Securities outside of a properly established Rule 10b5-1 Plan (as defined below).

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Transactions under Company Plans

The limitations of this Policy do not apply to the following, except as specifically noted:

Stock Option Exercises: Exercise of an employee stock option acquired pursuant to the Company’s plans, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. However, this Policy does apply to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.

Restricted Stock Awards: Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. However, the Policy does apply to any market sale of restricted stock.

Restricted Stock Unit: The delivery of shares upon the payment or settlement of restricted stock unit awards, or the exercise of a tax withholding right pursuant to which the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting, payment or settlement of any restricted stock unit.

401(k) Plan: Purchases of Company Securities in the Company’s 401(k) plan, if any, resulting from periodic contribution of compensation to the plan pursuant to standard payroll deduction elections.

Employee Stock Purchase Plan: Purchases of Company Securities under an employee stock purchase plan (or any sub-plan of such plan), if any, that may be adopted by, the Company resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities or the exercise of an option to purchase Company Securities, as applicable, resulting from lump sum contributions to the plan, provided that elections to participate by lump sum payment were made at the beginning of the applicable enrollment period. However, the Policy does apply to elections to participate in the plan for any enrollment period, and to sales of Company Securities purchased pursuant to the plans.

Other Similar Transactions: Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy. In addition, the exercise of a tax withholding right relating to any other equity awards under the Company’s equity compensation plans pursuant to which the Company withholds Company Securities to satisfy tax withholding requirements is not subject to this Policy.

Planned Trading Programs

Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider traded in the Company’s securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information and not during a Blackout Period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Generally, any Rule 10b5-1 Plan must be submitted to the General Counsel for approval two weeks prior to the entry into the Rule 10b5-1 Plan. If you are interested in setting up a 10b5-1 Plan, consult with our General Counsel to confirm the proposed 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy.

Post-Termination Transactions

The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.

12. Consequences of violation

Insider trading is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.

Individuals found liable for insider trading (and tipping) face penalties of up three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million, and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.

Any violation of this Policy should be brought to the attention of the General Counsel. Without regard to civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may constitute grounds for dismissal from the Company.

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Appendix A

Head and Members of the IR Team

Head and Members of the Audit Department

Head and Members of the Finance Department

Head and Members of Accounting Department

Head and Members of the Corporate Legal Department

Treasurer

Executive Assistants

Head and Members of the Medical Audit Department

Head and Members of the Data Analysis Department

Appendix A

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Appendix B

Pre-Clearance Request Form – Application to Transact in Company Securities

Any Designated Person who wants to buy or sell securities of the Company must pre-clear the proposed transaction by completing this form. Hand deliver or email as an attachment the completed and signed form to General Counsel at aplasencia@msprecovery.com. In addition to preclearing all trades, Designated Persons are prohibited from buying or selling Company Securities during Blackout Periods. If you have questions about this form or your proposed trade, contact General Counsel.

DO NOT EXECUTE THE PROPOSED TRADE UNLESS AND UNTIL YOU HAVE RECEIVED WRITTEN NOTICE OF APPROVAL IN RESPONSE TO THIS PRECLEARANCE REQUEST FROM GENERAL COUNSEL.

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (i.e. Purchase/Sale/Gift/Option Exercise/Transfer):

Number of Shares to be Traded:

If Relating to an Employee Benefit Plan, Provide Name:

Other Information on Proposed Trade:

CERTIFICATION

I certify that I am not in possession of any “material non-public information” about the Company. I understand that “material non-public information” is material information about the Company that: (i) is not generally known to the public and (ii) if publicly known, would be likely to affect either the market price of Company Securities or a person’s decision to buy, sell, or hold the Company Securities. I understand that, in all cases, the responsibility for complying with this Policy, including whether an individual is in possession of material nonpublic information, rests with that individual, and any action on the part of the Company, the Company’s General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. I understand that if I trade while in possession of such information, I may be subject to severe civil or criminal penalties and may be subject to discipline by the Company up to and including termination.

Applicant Signature Date

Pre-Clearance Request Form

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Appendix C

Insider Trading Compliance Committee

Pre-Clearance Transaction Review Criteria Form

Pursuant to the Company’s Insider Trading Policy, as revised on November 20, 2024, the Insider Trading Compliance Committee (the “Committee”) is tasked with reviewing Pre-Clearance Transaction Forms submitted by Designated Individuals intending to transact in Company Securities. Based upon a good faith review of the information available to it at the time of review, the Committee has determined as follows:

Requestor Name: ________________________

Date on Pre-Clearance

Request Form: ________________________

Pre-Clearance Transaction Review Criteria Form

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

Review Criteria

Is the Requestor subject to a scheduled Blackout Period?

Is the Requestor subject to an event-specific Blackout Period?

Did the Requestor certify that they are not in possession of MNPI?

Upon reasonable review, does Requestor have knowledge of material non-public litigation status updates or settlement negotiations?

Upon reasonable review, does Requestor have knowledge of material non-public contracts or negotiation of contracts?

Upon reasonable review, does Requestor have knowledge of material non-public financial data or corporate events?

Is the contemplated trade a hedging transaction as defined in the Insider Trading Policy?

If any answer above is yes, the above reference Pre-Clearance Request Form must be rejected. Is the above referenced Pre-Clearance Request Form approved?

General Counsel: ________________________

Deputy General Counsel: ________________________

Corporate Counsel: ________________________

Date of determination: ________________________

Yes

____

____

____

____

____

____

____

Pre-Clearance Transaction Review Criteria Form

MSP Recovery, Inc.

Insider Trading Policy

Revised on November 20, 2024

____

____

No

____

____

____

____

____

____

____

____

____

Pre-Clearance Transaction Review Criteria Form